Exhibit 32.2

Certification of Chief Financial Officer

Certification Pursuant to Section 906

of the Sarbanes-Oxley Act of 2002

(18 U.S.C. Section 1350)

I, Freeman A. Lyle, Chief Financial Officer of Kennedy-Wilson Holdings, Inc. (the “Company”), hereby certifies, that, to my knowledge:

1.	The report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the Company.

In witness whereof, the undersigned has executed and delivered this certificate as of the date set forth opposite his signature below.

Date: July 25, 2011

/s/ Freeman A. Lyle
Freeman A. Lyle

Chief Financial Officer